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                MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARY



                                   EXHIBIT 11



                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE



                                                  Three months  Three months  Nine months   Nine months     Nine months
                                                      ended         ended        ended         ended           ended
                                                    March 31,     March 31,    March 31,   March 31, 1996  March 31, 1996
                                                    ---------     ---------    ---------   --------------  --------------
                                                      1997          1996          1997
                                                      ----          ----          ----

                                                                                               Primary     Fully Diluted
                                                  ----------------------------------------------------------------------
Modified treasury stock method
adjustment to net income:

Net income                                           $489,000       $54,000    $1,560,000     $580,000        $580,000

Reduction in interest expense from retiring debt                     25,000                    143,000          83,000
                                                  ----------------------------------------------------------------------
                                                     $489,000       $79,000    $1,560,000     $723,000        $663,000

Modified treasury stock method
adjustment to common stock:
Weighted average shares outstanding                 4,951,000     2,655,000     4,942,000    2,655,000       2,655,000

Add: Net shares from exercise of options/warrants:
        Assumed exercise of options                 1,324,000     1,775,000     1,324,000    1,760,000       1,760,000
        Assumed repurchase of shares                  378,000       531,000       396,000      531,000         378,000
                                                  ----------------------------------------------------------------------
        Incremental shares                            946,000     1,244,000       928,000    1,229,000       1,382,000
                                                  ----------------------------------------------------------------------

Adjusted shares                                     5,897,000     3,899,000     5,870,000    3,884,000       4,037,000
                                                  ======================================================================


EARNINGS PER SHARE                                      $0.08         $0.02         $0.27        $0.19           $0.16
                                                  ======================================================================

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